EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of June 28, 2018 by and between INNOVATION PHARMACEUTICALS INC., a Nevada corporation (the “Company”), and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”). Capitalized terms used herein and not otherwise defined herein are defined in Section 7 hereof.

WHEREAS: Subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Buyer, and the Buyer wishes to buy from the Company, (i) shares (the “Purchase Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), or, at the Buyer’s option, in lieu of the Purchase Shares in whole or in part, (ii) warrants, substantially in the form attached hereto as Exhibit A (the “Pre-Funded Warrants”), to purchase shares of Common Stock (the “Warrant Shares”). In addition, in connection with the Buyer’s commitment to purchase additional securities from the Company, the Company will issue to the Buyer 2,736,842 shares of Common Stock (the “Commitment Shares”) and warrants, substantially in the form attached hereto as Exhibit A, with a price equal to $0.38 per share (the “Commitment Fee Warrants”) to purchase 8,000,000 shares of Common Stock (the “Commitment Fee Warrant Shares”). The Purchase Shares, Pre-Funded Warrants, Warrant Shares, Commitment Shares, Commitment Fee Warrants and Commitment Fee Warrant Shares are collectively referred to herein as the “Securities.”

NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1. PURCHASE OF SECURITIES.

(a)	Subject to the terms and conditions set forth in this Agreement, the Company and the Buyer agree that:

(i)	On or before June 30, 2018, (i) the Company shall sell to the Buyer, and the Buyer shall purchase from the Company 5,263,158 Purchase Shares, and the Buyer shall pay to the Company as the purchase price therefor, via wire transfer, an aggregate of Two Million Dollars ($2,000,000), and (ii) the Company shall issue to the Buyer as consideration for the Buyer entering into this Agreement the 2,736,842 Commitment Shares and the Commitment Fee Warrants to purchase 8,000,000 shares of Common Stock;

(ii)	Provided that on or before September 30, 2018, the Company announces the Break-through Designation, and provided that the closing price of the Common Stock on such Date of Announcement was equal to or greater than $0.50, then, on or before the second Business Day after the Company announces the Break-through Designation, the Company shall sell to the Buyer, and the Buyer shall purchase from the Company, the Second Purchase Shares and the Buyer shall pay to the Company as the purchase price therefor, via wire transfer, One Million Dollars ($1,000,000) (the “Second Purchase Shares Purchase Price”). At the Buyer’s discretion, in lieu of purchasing the Second Purchase Shares or part thereof, the Buyer may elect to purchase Pre-Funded Warrants. The price for each Pre-Funded Warrant purchased in lieu of Second Purchase Shares will be the result of multiplying (x) the number of warrant shares that the Buyer may purchase under such Pre-Funded Warrant by (y) a number equal to the Second Purchase Price reduced by $0.01. The exercise price for each warrant share will be $0.01, and the Second Purchase Shares Purchase Price shall be reduced by the aggregate exercise price for the Pre-Funded Warrants purchased in lieu of Second Purchase Shares;

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(iii)	Provided that on or before September 30, 2018, the Company announces the Successful Phase 2b, and provided that the closing price of the Common Stock on such Date of Announcement was equal to or greater than $0.50, then, on or before the second Business Day after the Company announces the Successful Phase 2b, the Company shall sell to the Buyer, and the Buyer shall purchase from the Company, the Third Purchase Shares and the Buyer shall pay to the Company as the purchase price therefor, via wire transfer, Two Million Dollars ($2,000,000) (the “Third Purchase Shares Purchase Price”). At the Buyer’s discretion, in lieu of purchasing the Third Purchase Shares or part thereof, the Buyer may elect to purchase Pre-Funded Warrants. The price for each Pre-Funded Warrant purchased in lieu of Third Purchase Shares will be the result of multiplying (x) the number of warrant shares that the Buyer may purchase under such Pre-Funded Warrant by (y) a number equal to the Third Purchase Price reduced by $0.01. The exercise price for each warrant share will be $0.01, and the Third Purchase Shares Purchase Price shall be reduced by the aggregate exercise price for the Pre-Funded Warrants purchased in lieu of Third Purchase Shares; and

(iv)	Provided that on or before September 30, 2018, the Company announces the BD Agreement, and provided that the closing price of the Common Stock on such Date of Announcement was equal to or greater than $0.50, then, on or before the second Business Day after the Company announces the BD Agreement, the Company shall sell to the Buyer, and the Buyer shall purchase from the Company, the Fourth Purchase Shares and the Buyer shall pay to the Company as the purchase price therefor, via wire transfer, Two Million Dollars ($2,000,000) (the “Fourth Purchase Shares Purchase Price”). At the Buyer’s discretion, in lieu of purchasing the Fourth Purchase Shares or part thereof, the Buyer may elect to purchase Pre-Funded Warrants. The price for each Pre-Funded Warrant purchased in lieu of Fourth Purchase Shares will be the result of multiplying (x) the number of warrant shares that the Buyer may purchase under such Pre-Funded Warrant by (y) a number equal to the Fourth Purchase Price reduced by $0.01. The exercise price for each warrant share will be $0.01, and the Fourth Purchase Shares Purchase Price shall be reduced by the aggregate exercise price for the Pre-Funded Warrants purchased in lieu of Fourth Purchase Shares.

The Purchase Shares, upon issuance and payment therefor as provided herein, shall be validly issued and fully paid and non-assessable; the Commitment Shares, upon issuance in accordance with the terms herein, shall be validly issued and fully paid and non-assessable; the Commitment Fee Warrant Shares, when issued and delivered upon exercise of the Commitment Fee Warrants in accordance therewith, shall be validly issued and fully paid and non-assessable; and the Warrant Shares, when issued and delivered upon exercise of the Pre-Funded Warrants in accordance therewith, shall be validly issued and fully paid and non-assessable. The Company shall pay any and all transfer, stamp or similar taxes that may be payable with respect to the issuance and delivery of any Securities to the Buyer under this Agreement. Unless otherwise mutually agreed between the Company and the Buyer, each purchase of Purchase Shares, Pre-Funded Warrants, Commitment Shares and Commitment Fee Warrants shall be pursuant to a take-down off the Company’s existing S-3 Registration Statement.

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2. BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants to the Company that as of the date hereof and as of the dates of the purchases of the Second Purchase Shares, the Third Purchase Shares and the Fourth Purchase Shares:

(a) Investment Purpose. The Buyer is entering into this Agreement and acquiring the Securities for its own account for investment; provided however, by making the representations herein, the Buyer does not agree to hold any of the Securities for any minimum or other specific term.

(b) Accredited Investor Status. The Buyer is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D under the 1933 Act.

(c) Information. The Buyer has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been reasonably requested by the Buyer, including, without limitation, the SEC Documents (as defined in Section 3(e) hereof). The Buyer understands that its investment in the Securities involves a high degree of risk. The Buyer (i) is able to bear the economic risk of an investment in the Securities including a total loss, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and other matters related to an investment in the Securities. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its representatives shall modify, amend or affect the Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(d) No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(e) Organization. The Buyer is a limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and has the requisite organizational power and authority to own its properties and to carry on its business as now being conducted.

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(f) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms, subject as to enforceability to (i) general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and (ii) public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) with regards to indemnification, contribution or exculpation. The execution and delivery of this Agreement by the Buyer and the consummation by it of the transaction contemplated hereby do not conflict with the Buyer’s certificate of organization or operating agreement or similar documents, and do not require further consent or authorization by the Buyer, its managers or its members.

(g) Residency. The Buyer is a resident of the State of Illinois.

(h) No Prior Short Selling. The Buyer represents and warrants to the Company that at no time prior to the date of this Agreement has any of the Buyer, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Securities Exchange Act of 1934, as amended (the “1934 Act”) of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that as of the date hereof and as of the dates of the purchases of the Second Purchase Shares, the Third Purchase Shares and the Fourth Purchase Shares:

(a) Organization and Qualification. The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns more than 50% of the voting stock or capital stock or other similar equity interests) are corporations or limited liability companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or organized, and have the requisite corporate or organizational power and authority to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, if any, taken as a whole, or (ii) the authority or ability of the Company to perform its obligations under this Agreement.

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(b) Authorization; Enforcement; Validity. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Pre-Funded Warrants and the Commitment Fee Warrants and to issue the Securities in accordance with the terms hereof, (ii) the execution and delivery of this Agreement and the Pre-Funded Warrants and Commitment Fee Warrants by the Company and the consummation by it of the transaction contemplated hereby, including without limitation, the issuance of the Securities under this Agreement, have been duly authorized by the Company’s Board of Directors or duly authorized committee thereof, do not conflict with the Company’s Articles of Incorporation or Bylaws (as defined below), and do not require further consent or authorization by the Company, its Board of Directors, except as set forth in this Agreement, or its stockholders, (iii) this Agreement has been duly executed and delivered by the Company and (iv) this Agreement constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (y) general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies and (z) public policy underlying any law, rule or regulation (including any federal or states securities law, rule or regulation) with regards to indemnification, contribution or exculpation. The Board of Directors of the Company or duly authorized committee thereof has approved the resolutions (the “Signing Resolutions”) substantially in the form as delivered to the Buyer to authorize this Agreement and the transaction contemplated hereby. The Signing Resolutions are valid, in full force and effect and have not been modified or supplemented in any material respect. The Company has delivered to the Buyer a true and correct copy of the Signing Resolutions as approved by the Board of Directors of the Company.

(c) Authorization of the Securities. The Purchase Shares and Commitment Shares have been duly authorized and, upon issuance in accordance with the terms hereof, the Purchase Shares and Commitment Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The Pre-Funded Warrants have been duly authorized by the Company and, when executed and delivered by the Company, will be valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. The Commitment Fee Warrants have been duly authorized by the Company and, when executed and delivered by the Company, will be valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles. The Warrant Shares have been duly authorized and validly reserved for issuance upon exercise of the Pre-Funded Warrants in a number sufficient to meet the current exercise requirements. The Commitment Fee Warrant Shares have been duly authorized and validly reserved for issuance upon exercise of the Commitment Fee Warrants in a number sufficient to meet the current exercise requirements. The Warrant Shares, when issued and delivered upon exercise of the Pre-Funded Warrants in accordance therewith, and the Commitment Fee Warrant Shares, when issued and delivered upon exercise of the Commitment Fee Warrants in accordance therewith, shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

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(d) No Conflicts. The execution, delivery and performance of this Agreement and the Pre-Funded Warrants and Commitment Fee Warrants by the Company and the consummation by the Company of the transaction contemplated hereby (the issuance of the Securities), does and will not (i) result in a violation of the Company’s Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result, to the Company’s knowledge, in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults, terminations, amendments, accelerations, cancellations and violations under clause (ii), which could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Articles or Certificate of Incorporation, any Certificate of Designation, Preferences and Rights of any outstanding series of preferred stock of the Company or Bylaws or their organizational charter or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible violations, defaults, terminations or amendments that could not reasonably be expected to have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, or regulation of any governmental entity, except for possible violations, the sanctions for which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as specifically contemplated by this Agreement, reporting obligations under the 1934 Act, or as required under the 1933 Act or applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof. Except for the reporting obligations under the 1934 Act, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the date hereof.

(e) SEC Documents; Financial Statements. Since March 31, 2017, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (except as they have been properly amended), the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except routine correspondence, such as comment letters and notices of effectiveness in connection with previously filed registration statements or periodic reports publicly available on EDGAR, to the Company’s knowledge, the Company or any of its Subsidiaries are not presently the subject of any inquiry, investigation or action by the SEC.

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(f) Absence of Certain Changes. Since March 31, 2018, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries taken as a whole. For purposes of this Agreement, neither a decrease in cash or cash equivalents nor losses incurred in the ordinary course of the Company’s business shall be deemed or considered a material adverse change. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings.

(g) Absence of Litigation. Other than as disclosed in the SEC Documents, to the Company’s knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company, the Common Stock or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect.

(h) Acknowledgment Regarding Buyer’s Status. The Company acknowledges and agrees that the Buyer is acting solely in the capacity of arm’s length purchaser with respect to this Agreement and the transaction contemplated hereby. The Company further acknowledges that the Buyer is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transaction contemplated hereby and any advice given by the Buyer or any of its representatives or agents in connection with this Agreement and the transaction contemplated hereby is merely incidental to the Buyer’s purchase of the Securities. The Company further represents to the Buyer that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives and advisors.

(i) Registration Statement. The Shelf Registration Statement (as defined in Section 4(a) hereof) has been declared effective by the SEC, and no stop order has been issued or is pending or, to the knowledge of the Company, threatened by the SEC with respect thereto. As of the date hereof, the Company has a dollar amount of securities registered and unsold under the Shelf Registration Statement, which is not less than the amount necessary to register the Securities on the date hereof.

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4. COVENANTS.

(a) Filing of Forms 8-K and Prospectus Supplements. The Company agrees that it shall, within the time required under the 1934 Act, file any Current Report on Form 8-K disclosing this Agreement and the transaction contemplated hereby including in connection with the purchases of the Second Purchase Shares, the Third Purchase Shares and the Fourth Purchase Shares. The Company shall file within two (2) Business Days from the date hereof a prospectus supplement to the Company’s existing shelf registration statement on Form S-3 (File No. 333-220419, the “Shelf Registration Statement”) covering the sale of the initial 5,263,158 Purchase Shares and the issuance of 2,736,842 Commitment Shares and Commitment Fee Warrants to purchase 8,000,000 Commitment Fee Warrant Shares (the “Prospectus Supplement”). The Company shall also file within two (2) Business Days from each of the dates of the purchases of the Second Purchase Shares, the Third Purchase Shares and the Fourth Purchase Shares a prospectus supplement to the Shelf Registration Statement covering the sale of such Purchase Shares and such Pre-Funded Warrants. The Shelf Registration Statement (including any amendments or supplements thereto and prospectuses or prospectus supplements, including the Prospectus Supplement, contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) Blue Sky. The Company shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify (i) the sale of the Securities to the Buyer under this Agreement and (ii) any subsequent sale of the Securities by the Buyer, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Buyer from time to time, and shall provide evidence of any such action so taken to the Buyer.

(c) Listing. The Company shall promptly secure the listing of all of the Purchase Shares, Warrant Shares and Commitment Fee Warrant Shares upon each national securities exchange and automated quotation system that requires an application by the Company for listing, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing, so long as any other shares of Common Stock shall be so listed. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

(d) Maintenance of Registration. The Company shall, at all times while any Pre-Funded Warrants or Commitment Fee Warrants are outstanding, use its best efforts to maintain a registration statement covering the exercise of the Pre-Funded Warrants and Commitment Fee Warrants and the issue and sale of the Warrant Shares and Commitment Fee Warrant Shares such that the Warrant Shares and Commitment Fee Warrant Shares, when issued, will not be subject to resale restrictions under the 1933 Act except to the extent that the Warrant Shares or Commitment Fee Warrant Shares are owned by affiliates.

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(e) Warrant Shares and Commitment Fee Warrant Shares Reserved. The Company shall, at all times while any Pre-Funded Warrants and/or Commitment Fee Warrants are outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of such Pre-Funded Warrants, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of the then-outstanding Pre-Funded Warrants, and Commitment Fee Warrant Shares upon exercise of such Commitment Fee Warrants, the number of Commitment Fee Warrant Shares that are initially issuable and deliverable upon the exercise of the then-outstanding Commitment Fee Warrants.

(f) Restriction on Sales of Capital Stock. The Company, on behalf of itself and any successor entity, agrees that it will not, for a period of 90 days after the date of this Agreement (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or cause to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, other than the filing of a Registration Statement on Form S-8 or a registration statement registering the resale of securities outstanding as of the date hereof and disclosed as outstanding in the SEC Documents; (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise; or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii). The restrictions contained in this Section 4(f) shall not apply to (x) the Securities to be sold hereunder, (y) the issuance by the Company of shares of Common Stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date hereof and disclosed as outstanding in the SEC Documents, or (z) the grant by the Company of stock options or other stock-based awards, or the issuance of shares of capital stock of the Company under any equity compensation plan of the Company as such plans are in existence on the date hereof and described in the SEC Documents.

5. TRANSFER AGENT INSTRUCTIONS.

All of the Purchase Shares, Pre-Funded Warrants, Commitment Shares and Commitment Fee Warrants to be issued under this Agreement shall be issued without any restrictive legend. All of the Warrant Shares and Commitment Fee Warrant Shares to be issued under this Agreement shall be issued without any restrictive legend, provided that the Company either maintains an effective registration statement covering the exercise of the Pre-Funded Warrants and the Commitment Fee Warrants and the issue and sale of the Warrant Shares and the Commitment Fee Warrant Shares, or the Warrant Shares are issued upon a “net share exercise” of the Pre-Funded Warrants pursuant to the terms thereof. The Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue Common Stock in the name of the Buyer for the Purchase Shares and Commitment Shares (the “Irrevocable Transfer Agent Instructions”). The Company warrants to the Buyer that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5, will be given by the Company to the Transfer Agent with respect to the Purchase Shares or Commitment Shares and the Purchase Shares and Commitment Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. Following exercise of the Pre-Funded Warrants and/or Commitment Fee Warrants in accordance with the terms thereof, the Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue Common Stock in the name of the Buyer for the Warrant Shares and/or Commitment Fee Warrant Shares.

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6. INDEMNIFICATION.

In consideration of the Buyer’s execution and delivery of is Agreement and acquiring the Securities hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Buyer and all of its affiliates, members, officers, directors, and employees, and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transaction contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby, other than with respect to Indemnified Liabilities which directly and primarily result from (A) a breach of any of the Buyer’s representations and warranties, covenants or agreements contained in this Agreement, or (B) the gross negligence, bad faith or willful misconduct of the Buyer or any other Indemnitee. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

7. CERTAIN DEFINED TERMS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(c) “BD Agreement” means a significant licensing arrangement with a pharmaceutical company that will include an initial (“up-front”) payment to the Company in an amount in the double-digits millions of dollars and will arrange for such pharmaceutical company to undertake the continuing development of the Company’s Brilacidin compound in the indication of Oral Mucositis, including the conducting and funding of clinical trials aiming towards the filing of an NDA.

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(d) “Break-through Designation” means the granting by the U.S. Food and Drug Administration of the Company’s request for Breakthrough Therapy Designation for the Company’s Brilacidin compound in the indication of Oral Mucositis.

(e) “Business Day” means any day on which the Principal Market is open for trading during normal trading hours (i.e., 9:30 a.m. to 4:00 p.m. Eastern Time), including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(f) “Date of Announcement” means the date on which an announcement by the Company is made regarding the Break-through Designation, Successful Phase 2b or BD Agreement milestones. For purposes of this definition, if the Company announces a milestone before the Principal Market is open for trading during normal trading hours, the “Date of Announcement” shall be that Business Day. If the Company announces a milestone during the Principal Market’s normal trading hours, or after the Principal Market’s normal trading hours, then the “Date of Announcement” shall be the following Business Day.

(g) “Fourth Purchase Price” means a US Dollar amount equal to the average of the closing sale prices for the five (5) consecutive Business Days immediately preceding the Date of Announcement of the BD Agreement.

(h) “Fourth Purchase Shares” means the number of shares that is the result of dividing (x) Two Million Dollars ($2,000,000) by (y) the Fourth Purchase Price.

(i) “Person” means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(j) “Principal Market” means the OTCQB market place of the OTC Markets.

(k) “SEC” means the United States Securities and Exchange Commission.

(l) “Second Purchase Price” means a US Dollar amount equal to the average of the closing sale prices for the five (5) consecutive Business Days immediately preceding the Date of Announcement of the Break-through Designation.

(m) “Second Purchase Shares” means the number of shares that is the result of dividing (x) One Million Dollars ($1,000,000) by (y) the Second Purchase Price.

(n) “Successful Phase 2b” means that the Company’s Phase 2b trial of Prurisol on psoriasis has met its primary end point, which means a statistically significant increase (p<0.05) in the proportion of patients achieving at least a 75% reduction from baseline in PASI score (PASI75) while receiving Prurisol compared to those receiving placebo at the end of 12 weeks.

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(o) “Third Purchase Price” means a US Dollar amount equal to the average of the closing sale prices for the five (5) consecutive Business Days immediately preceding the Date of Announcement of the Successful Phase 2b.

(p) “Third Purchase Shares” means the number of shares that is the result of dividing (x) Two Million Dollars ($2,000,000) by (y) the Third Purchase Price.

(q) “Transfer Agent” means the transfer agent of the Company as set forth in Section 8(f) hereof or such other person who is then serving as the transfer agent for the Company in respect of the Common Stock.

8. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, for the adjudication of any dispute hereunder or in connection herewith, or with the transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile or pdf (or other electronic reproduction) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or pdf (or other electronic reproduction) signature.

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(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the documents and instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. The Company acknowledges and agrees that is has not relied on, in any manner whatsoever, any representations or statements, written or oral, other than as expressly set forth in this Agreement.

(f) Notices. Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon receipt, when sent by electronic message (provided the recipient responds to the message and confirmation of both electronic messages are kept on file by the sending party); or (iv) one (1) Business Day after timely deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Innovation Pharmaceuticals Inc. 100 Cummings Center, Suite 151-B Beverly, MA 01915
Telephone:	978-921-4125
Facsimile:	978-921-6564
Attention:	Leo Ehrlich, Chief Executive Officer, Chief Financial Officer and Chairman
Email:	leo@ipharminc.com

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP 1601 Wewatta Street, Suite 900 1200 Seventeenth Street Denver, CO 80202
Telephone:	303-454-2449
Facsimile:	303-899-7333
Attention:	David Crandall
Email:	david.crandall@hoganlovells.com

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If to the Buyer:

Aspire Capital Fund, LLC 155 North Wacker Drive, Suite 1600 Chicago, IL 60606
Telephone:	312-658-0400
Facsimile:	312-658-4005
Attention:	Steven G. Martin
Email:	smartin@aspirecapital.com

With a copy to (which shall not constitute delivery to the Buyer):

Morrison & Foerster LLP 2000 Pennsylvania Avenue, NW, Suite 6000 Washington, DC 20006
Telephone:	202-778-1611
Facsimile:	202-887-0763
Attention:	Martin P. Dunn, Esq.
Email:	mdunn@mofo.com

If to the Transfer Agent:

West Coast Stock Transfer, Inc. 721 N. Vulcan Ave. Ste. 205 Encinitas, CA 92024
Telephone:	Frank Brickell
Facsimile:	619-664-4783 & 619-664-4780
Attention:	760-452-4423
Email:	fbrickell@wcsti.com

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party one (1) Business Day prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, and recipient facsimile number, (C) electronically generated by the sender’s electronic mail containing the time, date and recipient email address or (D) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt in accordance with clause (i), (ii), (iii) or (iv) above, respectively.

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(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer, including by merger or consolidation. The Buyer may not assign its rights or obligations under this Agreement.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i) Publicity. The Buyer shall have the right to approve before issuance any press release, SEC filing or any other public disclosure made by or on behalf of the Company whatsoever with respect to, in any manner, the Buyer, its purchases hereunder or any aspect of this Agreement or the transaction contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyer, to make any press release or other public disclosure (including any filings with the SEC) with respect to such transactions as is required by applicable law and regulations so long as the Company and its counsel consult with the Buyer in connection with any such press release or other public disclosure at least one (1) Business Day prior to its release. The Buyer must be provided with a copy thereof at least one (1) Business Day prior to any release or use by the Company thereof.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transaction contemplated hereby.

(k) Survival. The representations and warranties of the Company and the Buyer contained in Sections 2, 3 and 5 hereof, the indemnification provisions set forth in Section 6 hereof and the agreements and covenants set forth in Sections 4 and 8 hereof, shall survive the execution of this Agreement and the transaction contemplated herein or any termination of this Agreement.

(l) No Financial Advisor, Placement Agent, Broker or Finder. The Company represents and warrants to the Buyer that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. The Buyer represents and warrants to the Company that it has not engaged any financial advisor, placement agent, broker or finder in connection with the transactions contemplated hereby. Each party shall be responsible for the payment of any fees or commissions, if any, of any financial advisor, placement agent, broker or finder engaged by such party relating to or arising out of the transactions contemplated hereby. Each party shall pay, and hold the other party harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n) Failure or Indulgence Not Waiver. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

* * * * *

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IN WITNESS WHEREOF, the Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY: INNOVATION PHARMACEUTICALS INC.

By:	/s/ Arthur P. Bertolino
Name:	Arthur P. Bertolino
Title:	President and Chief Medical Officer

BUYER: ASPIRE CAPITAL FUND, LLC BY: ASPIRE CAPITAL PARTNERS, LLC BY: SGM HOLDINGS CORP.

By:	/s/ Steven G. Martin
Name:	Steven G. Martin
Title:	President

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